Exhibit (a)(1)(D)

Offer to Purchase for Cash

by

RESOURCES CONNECTION, INC.

of

Up to 6,000,000 Shares of Its Common Stock

at a Purchase Price Not Greater than $16.00 per Share

nor Less than $13.50 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 15, 2016, UNLESS THE OFFER IS EXTENDED (SUCH TIME AND DATE, AS MAY BE EXTENDED, THE “EXPIRATION TIME”) OR TERMINATED.

October 18, 2016

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Resources Connection, Inc., a Delaware corporation (“Resources”), has appointed us to act as Information Agent in connection with its offer to purchase up to 6,000,000 shares of its common stock, par value $0.01 per share (the “Shares”). Resources will purchase Shares at a price not greater than $16.00 nor less than $13.50 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 18, 2016 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal,” which together with the Offer to Purchase, as they may be amended or supplemented from time to time, constitute the “Offer”). Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified by all of the terms and conditions of the Offer set forth in the Offer to Purchase and the Letter of Transmittal.

Resources will, upon the terms and subject to the conditions of the Offer, determine a single per Share price that it will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. Resources will select the lowest purchase price, not greater than $16.00 per Share nor less than $13.50 per Share, that will allow it to purchase up to 6,000,000 Shares or a lower number of Shares depending on the number of Shares properly tendered and not properly withdrawn (such purchase price, the “Final Purchase Price”). If less than 6,000,000 Shares are properly tendered and not properly withdrawn at the Final Purchase Price, Resources will buy all Shares properly tendered and not properly withdrawn, subject to the terms and conditions of the Offer. All Shares acquired in the Offer will be acquired at the Final Purchase Price, including those Shares tendered at a price lower than the Final Purchase Price. Only Shares properly tendered at prices at or below the Final Purchase Price, and not properly withdrawn, will be purchased. However, because of the “odd lot” priority, proration and conditional tender provisions described in the Offer to Purchase, Resources may not purchase all of the Shares tendered at or below the Final Purchase Price if more than the number of Shares Resources is seeking are properly tendered and not properly withdrawn at the Final Purchase Price. Under no circumstances will interest be paid on the purchase price for the Shares, even if there is a delay in making such payment. Resources reserves the right, in its sole discretion, to increase or decrease the per Share purchase price, subject to applicable law. Resources may increase the number of Shares sought in the Offer and thereby increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares without amending or extending the Offer (approximately 722,000 Shares, based on 36,101,867 Shares outstanding on October 12, 2016).

Resources reserves the right, in its sole discretion, to terminate the Offer upon the occurrence of certain conditions more specifically described in Section 7 of the Offer to Purchase, or to amend the Offer in any respect, subject to applicable law.

Upon the terms and subject to the conditions of the Offer, if more than 6,000,000 Shares (or such greater number of Shares as Resources may elect, subject to applicable law) have been properly tendered at prices at or below the Final Purchase Price and not properly withdrawn before the Expiration Time, Resources will purchase such Shares in the following order of priority: (i) Resources will purchase all Shares properly tendered and not properly withdrawn by any holder of an “odd lot” of less than 100 Shares who tenders all Shares owned beneficially or of record by such odd lot holder at a price at or below the Final Purchase Price (tenders of less than all of the Shares owned by such odd lot holder will not qualify for this preference) and who completes the section captioned “Odd Lots” in the Letter of Transmittal; (ii) after the purchase of all of the Shares properly tendered at or below the Final Purchase Price and not properly withdrawn by odd lot holders, Resources will purchase all other Shares properly tendered at or below the Final Purchase Price on a pro rata basis (excluding Shares subject to conditional tenders for which the condition was not initially satisfied) with appropriate adjustment to avoid purchases of fractional Shares; and (iii) only if necessary to permit Resources to purchase 6,000,000 Shares (or such greater number of Shares as Resources may elect, subject to applicable law), Resources will purchase Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Final Purchase Price, by random lot, to the extent feasible. To be eligible for their Shares to be purchased by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares. As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that fewer than all Shares tendered by a stockholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of Shares, none of those Shares will be purchased even though such Shares were tendered at prices at or below the Final Purchase Price. Shares tendered at prices greater than the Final Purchase Price and Shares not purchased because of proration or conditional tenders will be returned to the tendering stockholders at Resources’ expense promptly after the Expiration Time. See Section 1, Section 3 and Section 5 of the Offer to Purchase.

The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7 of the Offer to Purchase.

Although our directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other stockholders, our directors and executive officers have informed us that they do not intend to tender Shares in the Offer. As a result, the equity ownership of our directors and executive officers will proportionately increase as a percentage of our outstanding common stock following the consummation of the Offer. After expiration or termination of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their Shares from time to time in open market or other transactions at prices that may be more or less favorable than the Final Purchase Price to be paid to our stockholders in the Offer. We do not presently know whether our affiliates intend to tender their Shares in the Offer. See Section 11 of the Offer to Purchase.

For your information and for forwarding to those of your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use and for the information of your clients, including an IRS Form W-9;

3. A letter to clients that you may send to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

4. Notice of Guaranteed Delivery with respect to Shares, to be used to accept the Offer if certificates representing your clients’ Share certificates are not immediately available or cannot be delivered to you to be further delivered to the Depositary prior to the Expiration Time (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit all required documents, including a properly completed and duly executed Letter of Transmittal, to reach the Depositary prior to the Expiration Time; and

5. A return envelope addressed to American Stock Transfer & Trust Company, LLC, as Depositary for the Offer.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 15, 2016, UNLESS THE OFFER IS EXTENDED OR TERMINATED.

For Shares to be tendered properly pursuant to the Offer, the certificates for such Shares, or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase, together with (a) a properly completed and duly executed Letter of Transmittal including any required signature guarantees and any documents required by the Letter of Transmittal or (b) an Agent’s Message (as described in Section 3 of the Offer to Purchase) in the case of a book-entry transfer, must be received before 12:00 midnight, New York City time, on Tuesday, November 15, 2016 by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, or the tendering stockholder must, prior to the Expiration Time, comply with the guaranteed delivery procedure set forth in the Offer to Purchase.

Resources will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Dealer Manager and the Information Agent, as described in Section 16 of the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Resources will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of Resources, the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. Resources will pay or cause to be paid all stock transfer taxes, if any, on its purchase of the Shares except as otherwise provided in the Offer to Purchase or Instruction 7 in the Letter of Transmittal.

Any questions or requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective telephone numbers and addresses set forth on the back cover of the Offer to Purchase. You may request additional copies of enclosed materials and direct questions and requests for assistance to us at (866) 203-9357 or resourcesconnection@georgeson.com.

Very truly yours,

Georgeson LLC

Enclosures

NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF RESOURCES, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.